Exhibit 99.2

FOR IMMEDIATE RELEASE              For Information, Contact:
                                   ------------------------

                                   Maryanne Lataif
                                   Vice President, Corporate Communications
                                   Activision, Inc.
                                   (310) 255-2704
                                   mlataif@activision.com





                     ACTIVISION ACQUIRES SOFTWARE DEVELOPER

                              LUXOFLUX CORPORATION



                   Luxoflux is Currently in Development with

             True Crime(TM): Streets of LA(TM) and Sequel to "Shrek"



Santa Monica, CA - October 11, 2002 - Further enhancing its internal console development capabilities, Activision, Inc. (Nasdaq: ATVI), today announced the acquisition of software developer Luxoflux Corporation.

Activision and Luxoflux have collaborated since 1997 most recently on LucasArts Entertainment's Star Wars Demolition. Luxoflux is currently in development on Activision's upcoming title True Crime: Streets of L.A and a game based on the sequel to DreamWorks Pictures' blockbuster Academy Award(R) winning feature film "Shrek" which is being co-developed and co-published by TDK Mediactive, Inc. and Activision.

Founded by Adrian Stephens and Peter Morawiec, Luxoflux operates a 30-person studio in Santa Monica, CA. The company has proprietary technology that can be used to create compelling interactive entertainment experiences across multiple console platforms. Under the terms of the agreement, Luxoflux has become a wholly owned subsidiary of Activision. As part of the transaction, Luxoflux's management team and key employees have signed long-term employment contracts with Activision.

Activision's Executive Vice President of Worldwide Studios, Larry Goldberg, said, "Luxoflux's strong and diverse talent pool further enhances our product development capabilities and will play a key role in Activision's continued leadership on the console platforms. Luxoflux has a proven track record in developing fun and compelling games and we are confident that their best work is yet to come."

"We are delighted to become a part of the oldest independent video game publisher in the world," states Adrian Stephens, president of Luxoflux. "We look forward to continuing to contribute to the company's success with our unique brand of original gameplay and technology."

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $786 million for the fiscal year ended March 31, 2002.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Japan, Australia, Scandinavia and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in Activision's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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